Exhibit 8.2

Stikeman Elliott LLP Barristers & Solicitors 5300 Commerce Court West 199 Bay Street Toronto, ON Canada M5L 1B9 Main: 416 869 5500 Fax: 416 947 0866 www.stikeman.com

February 16, 2022

Export Development Canada

150 Slater Street

Ottawa

Canada

K1A 1K3

Dear Sirs/Mesdames:

Re: Export Development Canada – Registration Statement

We have reviewed the discussion set forth under the heading “Tax Matters—Canadian Federal Income Tax Consequences” in the prospectus of Export Development Canada dated February 16, 2022 included in the registration statement of Export Development Canada filed with the Securities and Exchange Commission on February 16, 2022 (the “Registration Statement”) with respect to debt securities to be issued by Export Development Canada. Subject to the assumptions, qualifications and limitations described therein, we believe the discussion with respect to Canadian federal tax matters set forth therein is accurate and complete in all material respects.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose. We disclaim any obligation to update anything herein for events occurring after the date hereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission.

Yours truly,

/s/ Stikeman Elliott LLP